 EX‑35.4

(logo) Prudential	Prudential Asset Resources, Inc. Prudential Mortgage Capital Company 2100 Ross Avenue, Suite 2500 Dallas, TX 75201 Tel 877-937-4500

Wells Fargo Commercial Mortgage Securities, Inc.

c/o Wells Fargo Securities, LLC

375 Park Avenue, 2nd Floor

J0127-023, New York, New York 10152-023

Attention:  AJ Sfarra

RE:        WFCM 2015-C27

Period:    March 1, 2015 to December 31, 2015 (the "Reporting Period")

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the  "Company")  hereby  certify  with  regard  to  the  Company's  role as  Primary  Servicer  under  the  Pooling and Servicing Agreement, (the "Agreement")  dated as of March 1, 2015 pertaining to the above-referenced certificates, that:

(i) a review of the activities of the Company under the Agreement during the period noted above, and of the performance  of the Company  under the  Agreement  during the reporting period has been made under my supervision, and

(ii) to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of 2/24/2016

/s/ Timothy E. Steward

Timothy E. Steward

President and Managing Director

Prudential Asset Resources, Inc.